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                                                                    EXHIBIT 10.3

                              SEPARATION AGREEMENT

        This Separation Agreement is made and entered into by and between W. RANDALL STODDARD ("Stoddard") and SAFECO INSURANCE COMPANY OF AMERICA (the "Company"), as of the date written under the signature of Stoddard on the signature page of this Agreement.

                                    RECITALS

A. Stoddard is employed as President of the Company, and, pursuant to terms of this Agreement, resigns from employment effective August 31, 2000.

B. This Agreement sets forth the complete understanding between Stoddard and the Company regarding the commitments and obligations arising out of the termination of their employment relationship.

                                    AGREEMENT

1.      Continued Employment.

        1.1 Employment Transition Period. Stoddard's active duties and responsibilities with the Company as officer and director will end on August 2, 2000. Under the terms and subject to the conditions of this Agreement, Stoddard's status as an employee with the Company shall continue through and including August 31, 2000. During such period, Stoddard shall be considered an "employee" of the Company for the limited purposes of the employee benefit plan coverages available to employees of the Company and the SAFECO Long-Term Incentive Plan of 1997 ("Plan"), but Stoddard shall not be required to report to the Company for or to perform any work. Stoddard will resign from employment with the Company effective August 31, 2000.

        1.2 Group Insurance Benefits Coverage. The Company shall continue to provide coverage under any group insurance benefits plan under which Stoddard and/or his dependents were covered on the date hereof, through and including August 31, 2000. Stoddard shall be responsible to pay any amounts chargeable as "employee premium contribution" amounts with respect to any such coverage. Contingent upon Stoddard's execution of this Agreement and the expiration of the revocation period described in Section 13.3, SAFECO Corporation has agreed that Stoddard may be treated as eligible to participate as a retired employee under the Company's retiree medical program. From and after August 31, 2000, Stoddard and/or his dependents shall be eligible for such benefits continuation or conversion coverage as may be available or required under the terms of the Company's benefits plans or policies, or as may be required under the group health plan provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (COBRA), or other applicable federal or state law.

        1.3 Eligibility for Other Group Benefits. Stoddard shall be eligible as an "employee" of the Company through August 31, 2000 for group benefits under the Company's employee benefit plans. Stoddard shall be eligible to participate in and shall receive pro rata contributions to the



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SAFECO Employees' Profit Sharing Retirement Plan, Savings Plan, and Cash Balance
Plan, and for a Profit Sharing Bonus (based on an assumed annual salary of $335,000) as the same may be available to other employees of the Company.

        1.4 Payment for Accrued Sick Leave and Vacation Units. The Company shall pay Stoddard for any vested sick leave units and vacation pay accrued but unused at August 31, 2000, but only to the extent compensable under the Company's normal sick leave and vacation policies and procedures.

        1.5 Reimbursement for Expenses Incurred. The Company shall reimburse Stoddard for reasonable and necessary business expenses incurred by him on or before August 31, 2000, but not submitted for reimbursement at such date, to the extent reimbursable under the Company's normal expense reimbursement policies and procedures and submitted for payment by September 15, 2000.

        1.6 RSRs and Performance Stock Rights. Stoddard acknowledges and agrees that as a consequence of his resignation on August 31, 2000, any rights he may have under any grant of a restricted stock right ("RSR") or performance stock right award ("PSR Award") granted under the Plan will expire, and he will not be entitled to any payment under any RSR or PSR Award after August 31, 2000.

        1.7 Stock Options. Stoddard acknowledges and agrees that as a consequence of his resignation on August 31, 2000, and pursuant to the terms of each stock option for SAFECO Corporation common stock ("Stock Option") that has been granted to him under either the SAFECO Incentive Plan of 1987 or the Plan, other than the Stock Options granted to him in May 1998, May 1999 and May 2000 whose terms have been extended pursuant to Section 3.1, he will have through November 30, 2000, to exercise each Stock Option and after that date he will lose all rights under each Stock Option.

2. Payments. As compensation to Stoddard, and in consideration of his resignation as an employee and officer of the Company and his release granted herein, the Company agrees to pay a total sum of $1,005,000, plus an amount equal to 5,062 multiplied by the closing price of SAFECO Corporation common stock as reported on NASDAQ on August 31, 2000 ("Calculated Payment"). This payment shall be allocated and paid as follows:

        2.1 Release Payment. $375,000 shall be allocated as consideration for Stoddard's release of claims as set forth in section 5 of this Agreement (the "Release Payment"). Stoddard and the Company agree that $75,000 of the Release Payment represents liquidated damages for potential wage-related claims and shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law. Stoddard and the Company agree that $300,000 of the Release Payment represents liquidated damages for other potential claims being released and does not constitute wages or a wage substitute and that the Company will not make payroll deductions or wage withholding from that amount. The Release Payment shall be made within 30 days following the expiration of the revocation period described in Section 13.3



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in the form of three checks, one payable to Stoddard in the amount of $75,000 less the applicable withholding and deduction for payroll taxes, one payable to Stoddard in the amount of $216,000 (72% of $300,000 of the Release Payment) and one payable to the Internal Revenue Service on behalf of Stoddard in the amount of $84,000 (28% of $300,000 of the Release Payment).

        2.2 Non-Compete, Non-Solicitation and Non-Disparagement Payments. In consideration of the promises made by Stoddard not to compete, not to solicit employees and not to disparage the Company in Sections 7.1, 7.2 and 7.3, respectively, the Company will pay Stoddard $330,000 on September 1, 2001, $300,000 on September 1, 2002, and the Calculated Payment on September 1, 2003, respectively. Each of these payments shall be made in the form of two checks, one payable to Stoddard in the amount of 72% of the specified payment and the second payable to the Internal Revenue Service on behalf of Stoddard in the amount of 28% of the specified payment.

        2.3 Payments in Case of Death. Should Stoddard die after his execution of this Agreement but before one or more of the payments described under Sections 2.1 or 2.2 have been made, then, so long as Stoddard has not made any claim described in Section 5 of this Agreement against the Company or any of its affiliates, employees, officers or directors or otherwise violated the terms of this Agreement, Stoddard's right to receive the payments described in Sections 2.1 and 2.2 shall pass to his estate, i.e., to the person or persons to whom such rights pass by will or under applicable laws of descent and distribution.

3. Further Consideration. As further consideration to Stoddard for the release granted under Section 5 of this Agreement, the Company, at no cost to Stoddard, will do the following:

        3.1 SAFECO Stock Option Term Extension. Contingent upon Stoddard's execution of this Agreement and the expiration of the revocation period described in Section 13.3, SAFECO Corporation through the Compensation Committee of its Board of Directors has agreed to amend those SAFECO Corporation stock options previously granted to Stoddard in May 1998, May 1999 and May 2000 to provide that the term of each shall extend until August 31, 2003, the third anniversary of Stoddard's resignation, and to amend each of those options and the April 1997 stock option to accelerate the vesting of any unvested shares to August 2, 2000. Stoddard acknowledges that as a consequence of extending the term of each of these stock options none of them will qualify for preferential income tax treatment as an incentive stock option under the Internal Revenue Code.

        3.2 Outplacement Services. The Company agrees to provide outplacement services to Stoddard through July 31, 2001.

        3.3 Attorney's Fees. The Company agrees to pay up to $2,000 of the attorney's fees incurred by Stoddard for a review of this Agreement.

        3.4 Tax Consultation. The Company agrees to pay up to $2,000 of the tax consultation fees incurred by Stoddard for a review of matters raised by the payments contemplated by this Agreement.



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        3.5    Option Loan. The Company agrees to recommend to its affiliate,
SAFECO Credit Company, Inc., ("Credit Company") to extend any outstanding loan(s) to Stoddard that were made in connection with the exercise of a SAFECO stock option until December 31, 2000. Stoddard acknowledges that Credit Company will not extend such loans beyond December 31, 2000.

4.      Resignation.

        4.1 Resignation. In consideration of the payments and other compensation described above, Stoddard tenders his resignation as an officer and director of the Company and its affiliates effective August 2, 2000, and his resignation as an employee effective August 31, 2000.

        4.2 No Authority To Act. From and after August 2, 2000, Stoddard shall have no further authority to bind the Company to any contract or agreement or to act on behalf of the Company, and the Company shall have no obligation to reimburse Stoddard for any expenses incurred by him on or after August 31, 2000, except as expressly stated in this Agreement.

5.      Release and Settlement.

        5.1 Release Payment. For the purposes of this Agreement "Release Payment" means the payment by the Company of the amounts referenced in Section 2.1.

        5.2 Release. In consideration of the Company's delivery of the Release Payment to Stoddard under the terms of this Agreement, Stoddard hereby releases the Company and its affiliated companies, and the employees, agents, officers, directors and shareholders of any of them, from all claims, demands, actions or causes of action of any kind or nature whatsoever which Stoddard may now have or may ever have had against any of them, whether such claims are known or unknown, and including but not limited to the Claims described in Section
5.3. However, nothing in this Separation Agreement shall create or imply any waiver by Stoddard (i) with respect to his entitlement to compensation for vested retirement benefits or deferred compensation, in accordance with the terms and conditions of the Company's employee benefit plans, or (ii) of any claims with respect to any breach by the Company of its obligations under this Agreement.

        5.3 The Claims. For the purposes of this Agreement, "Claims" shall mean and include claims with respect to any of the following: (i) breach of contract; (ii) discrimination, retaliation, or constructive or wrongful discharge; (iii) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (iv) claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Equal Pay Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; (v) attorneys' fees (other than those that the Company has agreed to reimburse under Section 3.3); and (vi) any other claim arising from or relating to Stoddard's employment with the Company and/or his separation from service, including claims with respect to the Severance Agreement dated March 11, 1999 between Stoddard and SAFECO Corporation, which



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Stoddard agrees is terminated as of the date of the expiration of the revocation period described in Section 13.3.

        5.4 Consideration for Release. The Company represents, and Stoddard acknowledges, that the Release Payment and the further consideration described in Section 3 exceed any amount the Company may arguably be required to pay under any agreement or arrangement to which Stoddard is a party or under which he claims some benefit, or under the standard policies and procedures of the Company, and represents valuable consideration to him for the release of his ADEA and other claims described above.

6.      Confidential Information.

        6.1 Confidential Information. Stoddard recognizes that by virtue of his employment by the Company, Stoddard has acquired certain non-public information with respect to the Company, and its operations (the "Confidential Information"). Stoddard recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company, access to and knowledge of which were essential to the performance of Stoddard's duties during his employment.

        6.2 Non-Disclosure. Stoddard agrees to hold the Confidential Information in trust and confidence. Stoddard agrees not to (i) directly or indirectly make use of the Confidential Information, (ii) reveal any Confidential Information to any other party, or (iii) divulge or use any Confidential Information for any purpose other than for the benefit of the Company, except and to the extent Stoddard may be required to disclose by lawful order or process of a court (in which event Stoddard will provide reasonable advance notice of such disclosure to the Company and will cooperate with the Company's efforts to obtain protective treatment for such information).

        6.3 Materials. Unless the Company otherwise agrees, Stoddard shall not remove from the Company's premises or possession any documents, compilations of data or other files or records of any nature, or any copy or reproduction thereof, that contain Confidential Information or that belong to the Company.

7.      No Competing Employment; No Solicitation of Employees.

        7.1 No Competing Employment. Stoddard agrees that until September 1, 2001, Stoddard shall not work for or consult with any company that competes with the Company or its affiliates in the insurance business without the prior written consent of the Company.

        7.2 No Solicitation of Employees. Stoddard agrees that until September 1, 2002, Stoddard shall not solicit, directly or indirectly, any employee of the Company or its affiliates to leave such employment and/or to become an employee, officer or consultant of or to any other enterprise.



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        7.3    Non-Disparagement. Stoddard agrees not to criticize, disparage, or make negative comments about the Company, its affiliates, or any of its or their directors, officers or employees. This Section 7.3 shall not be construed to prohibit Stoddard from responding truthfully to any court or regulatory body or to responding truthfully under oath in compliance with a subpoena or other legal process.

8. No Admission. Stoddard understands and acknowledges that neither the Release Payment nor the execution and delivery of this Agreement by the Company constitutes an admission by the Company to (i) any breach of an agreement with Stoddard, (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing.

9.      Legal Action.

        9.1 No Action on Released Claims. Stoddard agrees not to sue or pursue any court or administrative action against the Company, or any of its employees, agents, officers, directors or shareholders, regarding any claims released herein or otherwise arising from Stoddard's employment with the Company or his separation from service, except with respect to any breach by the Company of its obligations under this Agreement.

        9.2 Liability for Defense Costs. If, notwithstanding this Agreement, Stoddard should file any lawsuit or other proceeding based on legal claims that Stoddard has released herein, Stoddard agrees that he will pay or reimburse the Company for all reasonable costs which it, or its employees, agents, officers or directors, incur in defending against Stoddard's claims. This Section shall not apply to any claimed breach by the Company of any of the terms or conditions of this Agreement.

10.     Arbitration.

        10.1 Notice and Selection of Arbitrator. The parties agree that any dispute arising under this Agreement, other than an action at law or in equity by the Company to seek damages for or to seek injunctive relief against Stoddard for a violation of any provision of Section 6 or 7, shall be submitted to arbitration in Seattle, Washington, before a disinterested arbitrator. Arbitration shall be commenced by service on the other party to the dispute by a written request for arbitration, containing a brief description of the matter at issue and the names and addresses of three arbitrators acceptable to the petitioner. The other party shall within thirty (30) days following receipt of such notice either select one of the proposed arbitrators or provide the names and addresses of three other arbitrators acceptable to the proposing party. If the parties are unable to select an arbitrator from those proposed, or, if they are unable to select a third arbitrator, an arbitrator shall be chosen impartially by the American Arbitration Association.

        10.2 Rules of Proceeding. Arbitration proceedings shall be conducted under the employment rules then prevailing of the American Arbitration Association. The arbitrator shall not be bound to any formal rules of evidence or procedure, and may consider such matters as a reasonable business person would take into account in decision-making.



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        10.3   Decision Final and Binding. The decision of the arbitrator shall be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction.

        10.4 Expenses. Each party shall share equally the expenses of the arbitrator and other arbitration expenses. Attorney fees, witness fees and other expenses incurred by a party in preparing for the arbitration are not "arbitration expenses" and shall be paid by the party incurring them.

11.     Confidentiality.

        11.1 Terms of Agreement. Stoddard and the Company agree that neither of them shall reveal or publicize the existence of this Agreement or its terms, including but not limited to the amount of the Release Payment, except under compulsion of law and as required under the rules and regulations of the Securities and Exchange Commission ("SEC"). Stoddard acknowledges that a copy of this Agreement will be filed as an exhibit to a filing made by SAFECO Corporation with the SEC. Further, the parties agree that they shall not discuss with or make to the public at large or to any individual person or persons any statements about this Agreement, or matters relating to its terms. Notwithstanding the provisions of this Section 10.1, the parties may discuss the existence and terms of this Agreement with their respective attorneys, accountants and financial advisors to the extent necessary to obtain counsel and advice therefrom. Stoddard may also discuss the existence and terms of this Agreement with his spouse after obtaining her agreement to be bound by this confidentiality provision.

        11.2 Employment References. In the event a prospective employer contacts the Company for an employment reference with respect to Stoddard, the Company shall not provide any information relating to Stoddard or his employment history or performance with the Company except for such information Stoddard authorizes the Company in writing from time to time to release in response to such inquiries.

12. Costs. Except for the Company's agreement to pay for Stoddard's attorney's fees as stated and limited in Section 3.3, each party shall bear its own costs and expenses incurred in connection with the negotiation of this Agreement and the preparation of this Agreement.

13.     Acknowledgment.

        13.1 Informed Agreement. Stoddard declares that he has read and fully understands the terms of this Agreement, and its significance and consequence. Stoddard further declares that this Agreement is the product of good faith negotiations between himself and the Company, and that he voluntarily accepts the same for the purpose of resolving arrangements with respect to his separation from service. Stoddard understands and acknowledges that, except as specifically reserved herein, in exchange for the Release Payment he is waiving and giving up every possible claim arising out of his employment with the Company and/or his separation from service.



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        13.2   Attorney. Stoddard acknowledges that the Company has advised him to review the terms of this Agreement with an attorney and that he has done so or knowingly waived his right to do so.

        13.3 Review and Revocation Periods. Stoddard acknowledges that the Company has given him at least 21 days during which to consider this Agreement prior to signing, and understands that he has seven days after signing in which he may revoke this Agreement. This Agreement shall not become effective or enforceable until such seven-day period has expired. Stoddard understands that he may revoke this Agreement by delivering a written notice to Allie Mysliwy at SAFECO Plaza, Seattle, WA 98185, no later than the close of business on the seventh day after his execution hereof. Stoddard understands and acknowledges that if he revokes this Agreement it shall not be effective or enforceable and he will not receive the payments described herein.

14. Entire Agreement. This is the entire agreement between Stoddard and the Company. Neither the Company nor any affiliate has made any promises to Stoddard other than those included within this Agreement.

15. Governing Law. The parties acknowledge that this Settlement Agreement shall be interpreted under and enforced by and consistent with the laws of the State of Washington.



                                            /s/ W. Randall Stoddard
                                            ------------------------------------
                                            W. RANDALL STODDARD

                                            Dated: August 8, 2000
                                                   -----------------------------




                                            SAFECO INSURANCE COMPANY OF AMERICA

                                            By /s/ R.H. Eigsti
                                               ---------------------------------
                                               R.H. Eigsti, Chairman

                                            Dated: August 2, 2000
                                                   -----------------------------



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